Exhibit 99.1

November 12, 2008

Contact:

James F. Warsaw

Mid-Wisconsin Financial Services, Inc.

Medford, WI

748-8300

James F. Warsaw, President & CEO of Mid-Wisconsin Financial Services, Inc., announced today the company’s intention to apply for participation in the U.S. Department of the Treasury’s TARP Capital Purchase Program.  He stated that “Although we continue to be considered a well capitalized organization under current regulatory guidelines, the additional capital offered under the TARP Plan is being made available on favorable terms and will enable us to expand our lending activities and support future growth opportunities within the communities we serve.  If we are allowed to participate in the TARP Plan, the Treasury Department would purchase shares of the company’s new preferred stock for up to $10.9 million in cash.”

The application will be made on Friday, November 14, 2008 and will be subject to both approval by the Treasury Department and approval by Mid-Wisconsin  shareholders of an amendment to the company’s Articles of Incorporation in order to permit the issuance of preferred stock.  Mr. Warsaw also stated that “Although we believe Mid-Wisconsin will be permitted to participate in the TARP Plan, formal approval will be made by the Treasury Department after we submit our application.  The Treasury Department has made some modifications to the TARP Plan since it was first announced and, while we do not expect any significant changes at this time, we would review the nature of any such changes before we begin our participation in the program.”

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties.  In addition to traditional loan and deposit products, the Bank offers trust, discount and full-service brokerage services, insurance services through its subsidiary Mid-Wisconsin Wealth Management.